OPTION AGREEMENT
This OPTION AGREEMENT (this “Agreement”) is made and entered into this ___ day of _______, 2003, by and between Pope Resources, a Delaware limited partnership, and OPG Properties LLC, a Washington limited liability company (collectively, “Optionor”), and Kitsap County, a Public Entity (“Optionee”), with respect to the following real property (the “Real Property”):

PARCEL A:
The Southeast quarter of the southeast quarter of Section 33, Township 27 north, Range 2 east; the south half of the southwest quarter of Section 34, Township 27 north, Range 2 east; the north half of the northeast quarter, the southeast quarter of the northeast quarter and the east half of the southeast quarter of Section 4, Township 26 north, Range 2 east; the northwest quarter of Section 3, Township 26 north, Range 2 east, W.M., Kitsap County, Washington, subject to all agreements, conditions, covenants, declarations, easements, restrictions, and other matters of record.

PARCEL B:
The south half of the southeast quarter and that part of the north half of the southeast quarter of Section 34, Township 27 north, Range 2 east west of the extension of Norman Road; the northeast quarter of Section 3, Township 26 north, Range 2 east, W.M., Kitsap County, Washington, subject to all agreements, conditions, covenants, declarations, easements, restrictions, and other matters of record.

RECITALS
A.            The addresses, telephone numbers, and facsimile numbers of the parties to this Agreement are as follows.

OPTIONOR:	OPTIONEE:
Pope Resources	Kitsap County
19245 Tenth Avenue N.E.	1200 NW Fairgrounds Rd.
Poulsbo, WA 98370-7456	Bremerton, WA 98311
Attn: David L. Nunes	Attn: Rick Fackler
Tel: 360.697.6626	Tel: 360.337.5358
Fax: 360-697.1156	Fax:

OPG Properties LLC
19245 Tenth Avenue
N.E. Poulsbo, WA 98370-7456
Attn: Jon Rose
Tel: 360.697.6626
Fax: 360.697.1156

B. Copies of all correspondence, notices and agreements should also be sent to:

Marco de Sa e Silva	Kitsap County
Davis Wright Tremaine LLP	614 Division St., MS-35A
2600 Century Square	Port Orchard, WA 98366
1501 Fourth Avenue	Att: Jon Walker
Seattle, WA 98101	Tel: 360.337.7245
Tel: 206.628.7766	Fax: 360.337.7083
Fax: 206.628.7699

C.            Optionor is the record owner of the Real Property.

D.            The Real Property, together with any and all improvements, fixtures, timber, water and minerals located thereon and any and all rights appurtenant thereto including but not limited to timber rights, water rights, access rights (including an easement for access off Miller Bay Road) and mineral rights, shall be referred to in this Agreement as the “Subject Property.”

E.             Optionee wishes to obtain an exclusive option to purchase the Subject Property and Optionor agrees to grant said exclusive option to purchase the Subject Property, in accordance with the terms and conditions specified below.

F.             It is the mutual intention of the parties that, if Optionee shall complete the purchase of the Subject Property, to the extent feasible, the Subject Property be preserved for its unique wildlife habitat value, and that appropriate portions of Subject Property be developed and used for outdoor recreational purposes. However this intention shall not be construed as a covenant or condition to this Agreement.

AGREEMENT

Now therefore, for and in consideration of the sum of One dollar ($1.00) and other valuable consideration, receipt and sufficiency of which is hereby acknowledged, Optionor grants to Optionee an exclusive Option to purchase the Subject Property (the “Option”) in accordance with the following terms and conditions:

1.	Option Term. Optionee shall have the right, but not the obligation, to exercise the Option and to purchase the Subject Property, in accordance with this Agreement, at any time during the Option Term. The Option Term shall commence on date of the last signature on this Agreement and expire one hundred fifty (150) days thereafter for Phase I (as defined in Section 2 below) and five (5) years thereafter for Phase 2 and Phase 3 (as defined in Section 2 below). Notwithstanding the foregoing, Optionee may extend the Option Term for Phase I only for one (1) additional term of sixty (60) days, upon written notice to Optionor. Optionee shall have no right to close the purchase of the Subject Property after the expiration of the Option Term, regardless whether Optionee has delivered the Option Notice prior to the expiration of the Option Term. If Optionee either does not complete the purchase of Phase I under this Agreement on or before February 29, 2004, or does not complete the purchase of Phase 2 and Phase 3 under this Agreement on or before July 1, 2008, then this Agreement shall terminate automatically and neither party shall have any further rights or obligations under this Agreement except those obligations intended to survive the expiration or termination of this Agreement. In no event shall the term of this Agreement extend beyond July 1, 2008, which shall be the Termination Date of this Agreement.

2.	Option Phasing. The Option shall be exercised and the Subject Property acquired by Optionee in no more than three (3) phases, comprising Phase 1, Phase 2, and Phase 3. Phase 1 shall comprise at Optionee’s option either all of Parcel A or such portion of the Subject Property as is proposed by Optionee in its Option Notice (as defined in Section 4 below) and approved by Optionor in its sole discretion. Phase 1 shall comprise a minimum of 300 acres. Phase 2 shall comprise either all of Parcel B or such portion of the Subject Property as is proposed by Optionee in its Option Notice and approved by Optionor in its sole discretion. Phase 3 shall comprise the remainder of the Subject Property. Optionee must close the purchase of Phase 1 prior to or concurrent with closing the purchase of Phase 2 and must close the purchase of Phase 2 prior to closing the purchase of Phase 3.

3.	Trail Easement. If Optionee completes the purchase of the entirety of Parcel A under this Agreement, then contemporaneous with the Optionor’s conveyance of Parcel A to Optionee, Optionor shall convey to Optionee subject to matters of record a perpetual nonexclusive public pedestrian trail easement (the “Trail Easement”) within such portion of Parcel B as may be mutually acceptable to Optionor and Optionee (the “Trail Easement Area”), on such terms and conditions as may be mutually acceptable to Optionor and Optionee, and subject to a perpetual right of relocation by Optionor and future owners of Parcel B.

4.	Option Notice. In the event Optionee wishes to exercise the Option, then Optionee shall do so by notifying Optionor in writing (the “Option Notice”) within the Option Term specified in Section 1 above. It is contemplated that there will be as many as three (3) Option Notices under this Agreement. The Option Notice shall include (a) a legal description of that portion of the Subject Property that is subject to the exercise of the Option, (b) a survey of said portion if it does not comprise the entirety of either Parcel A or Parcel B, (c) a complete and accurate copy of the Phase 1 Appraisal, Phase 2 Appraisal, or Phase 3 Appraisal (as defined in Section 5 below), as applicable, and (d) a statement of the purchase price payable at closing for that portion of the Subject Property that is subject to the exercise of the Option. Prior to delivery of any Option Notice, Optionee shall cause a licensed land surveyor to mark the corners and boundaries of the portion of the Subject Property described in the Option Notice. Notwithstanding the foregoing, if the description of the Subject Property contained in the Option Notice comprises less than the entirety of either Parcel A in Phase 1 or Parcel B in Phase 2, then the Option Notice shall be null and void unless, within fifteen (15) days after Optionor’s receipt of the Option Notice, Optionor delivers to Optionee written notice that Optionor approves the description of the Subject Property contained in the Option Notice.

5.	Appraisals. Prior to exercising the Option, Optionee shall obtain a professional appraisal of that portion of the Subject Property for which Optionee intends to exercise the Option. All appraisals shall be prepared by an independent MAI certified appraiser selected by Optionee and approved by Optionor, which approval shall not be unreasonably withheld. The parties shall mutually agree upon the factual assumptions, property use assumptions, approach, and method used by the appraiser. The parties acknowledge that the Subject Property is subject to a vested application for master plan approval of the establishment of 765 residential dwelling units, that a portion of the Subject Property is subject to vested applications for preliminary plat and planned unit development approvals, and that the fair market value of the Subject Property is enhanced by these applications. All appraisals shall include the additional value conferred upon the Subject Property by these applications unless Optionor either relinquishes or withdraws the applications in writing or expressly waives such enhanced value in writing. All appraisals shall be paid for by Optionee. All appraisals shall be complete appraisals in accordance with the Appraisal Institute in their Uniform Standards of Professional Appraisal Practice and shall establish a fair market value of either Phase 1, Phase 2, or Phase 3, including any and all improvements, fixtures, timber, water and minerals located thereon and any and all rights appurtenant thereto including but not limited to timber rights, water rights, access rights, and mineral rights appurtenant thereto. All appraisals shall be subject to review in a review appraisal, which shall be a desk review of the prior appraisal in accordance with Uniform Standards of Professional Appraisal Practice. The initial appraisal of Phase 1, together with the review appraisal thereof, is referred to herein as the “Phase 1 Appraisal.” The appraisal of Phase 2, together with the review appraisal thereof, is referred to herein as the “Phase 2 Appraisal.” The appraisal of Phase 3, together with the review appraisal thereof, is referred to herein as the “Phase 3 Appraisal.” Optionee shall cause the Phase 1 Appraisal, Phase 2 Appraisal, and Phase 3 Appraisal to be completed no more than ninety (90) days prior to the date of closing on the phase to which they relate.

6.	Purchase Price. The purchase price of Phase I shall be the fair market value of the Phase 1 portion of the Subject Property as set forth in the Phase 1 Appraisal, provided, however, that the Phase 1 Appraisal shall determine the fair market value of Phase 1 as of a date no more than ninety (90) days prior to the date of closing on Phase 1. The purchase price of Phase 2 shall be the fair market value of the Phase 2 portion of the Subject Property as set forth in the Phase 2 Appraisal, provided, however, that the Phase 2 Appraisal shall determine the fair market value of Phase 2 as of a date no more than ninety (90) days prior to the date of closing on Phase 2. The purchase price of Phase 3 shall be the fair market value of the Phase 3 portion of the Subject Property as set forth in the Phase 3 Appraisal, provided, however, that the Phase 3 Appraisal shall determine the fair market value of Phase 3 as of a date no more than ninety (90) days prior to the date of closing on Phase 3. The purchase price is subject to Optionor’s approval as set forth in Section 19 below.

7.	Escrow and Closing. The parties hereby appoint Pacific Northwest Title Company of Washington, Inc., Silverdale, Washington, to serve as the escrow holder (the “Escrow Holder”), for the purpose of closing the purchase and sale of the Subject Property. Escrow shall close within thirty (30) days of the date of delivery of the Option Notice. Upon receipt of any appraisal, Optionee shall notify Escrow Holder of the purchase price as set forth in such appraisal.

8.	Title. Upon closing, Optionor shall convey to Optionee or to Optionee’s permitted assignee or designee that portion of the Subject Property that is subject to Optionee’s exercise of the Option by a Statutory Warranty Deed (the “Deed”) subject to (a) all agreements, conditions, covenants, declarations, easements, restrictions, and other matters of record, except any mortgage, deed of trust, or other financial encumbrance arising by or through Optionor, (b) matters that a complete inspection of the Subject Property would disclose, (c) matters that an accurate ALTA survey of the Subject Property would disclose, and (d) the reservation of a perpetual nonexclusive easement sixty (60) feet in width for motor vehicle access, emergency vehicle access, and utility services within that portion of the Subject Property, as may be mutually acceptable to Optionor and Optionee, on such terms and conditions as may be mutually acceptable to Optionor and Optionee, and subject to a perpetual right of relocation by the owner or future owners of the Subject Property through which the easement passes, for the benefit of all lands owned by Optionor, its affiliates, parents, and subsidiaries, their successors and assigns (collectively, the “Permitted Exceptions”).Title Insurance. Upon closing any conveyance, Optionor shall provide Optionee with an ALTA standard coverage owner’s policy of title insurance issued by Pacific Northwest Title Company of Washington, Inc., Silverdale, Washington (“Title Company”), consistent with the preliminary title commitment dated May 16, 2003, Order No. 32073487 (the “Title Commitment”), in form and substance acceptable to Optionee, in the amount of the Purchase Price, insuring that title to the portion of the Subject Property conveyed by Optionor was vested in Optionee upon close of escrow subject only to the exceptions noted and agreed to in writing by Optionee.

10.	Optionor’s Pre-closing Covenants. Optionor shall not, without the prior written consent of Optionee, which consent shall not be unreasonably withheld, (a) make, extend or permit any leases, contracts, mortgages or other liens or encumbrances affecting the Subject Property which will not be removed, released or terminated at closing, or (b) take or permit any action that could reduce the value of the Subject Property.

11.	Optionee’s Acknowledgments and Covenants. Optionee acknowledges and agrees that Optionor has no legal or other obligation to enter into this Agreement and that Optionor has not requested any material consideration from Optionee in exchange for the making of this Agreement. Optionee covenants that this Agreement and Optionor’s actions and decisions taken under this Agreement, shall not in any way affect or influence to the detriment of Optionor the conditions, timeliness, or substance of the land use, subdivision, Growth Management Act planning, and other actions and decisions to be taken by Optionee with respect to the Subject Property or other real property owned by Optionor in Kitsap County, Washington. Optionee shall process land use, subdivision, Growth Management Act planning, and other actions and decisions requested by Optionor regarding the Subject Property and other real property owned by Optionor in Kitsap County, Washington in the usual and customary manner in accordance with all state and county requirements.

12.	Optionor’s Representations. Optionor makes the following representations and warranties:

a.	Optionor has full power and authority to enter into this Agreement and to transfer and convey all right, title and interest in and to the Subject Property in accordance with this Agreement, subject to satisfaction of the board approval condition precedent described in Section 19 below.

b.	Within the knowledge of Jon Rose, President of OPG Properties LLC, and David L. Nunes, President and CEO of Pope Resources, there is no suit, action, arbitration, legal, administrative or other proceeding or inquiry pending or threatened against the Subject Property, or any portion thereof, or pending or threatened against Optionor which could affect Optionor’s title to the Subject Property, or any portion thereof, affect the value of the Subject Property, or any portion thereof, or subject an owner of the Subject Property, or any portion thereof, to liability.

c.	Within the knowledge of Jon Rose, President of OPG Properties LLC, and David L. Nunes, President and CEO of Pope Resources, there are no intended public improvements or private rights which will result in the creation of any liens upon the Subject Property or any portion thereof which affects the Subject Property or any portion thereof which will not be removed at closing.

d.	Within the knowledge of Jon Rose, President of OPG Properties LLC, and David L. Nunes, President and CEO of Pope Resources, there are no toxic or hazardous materials on or under the Subject Property.

Each of the above representations and warranties is material and is relied upon by Optionee. Each of the above representations and warranties shall be deemed to have been made as of the close of escrow and shall survive the close of escrow for a period of two (2) years, after which they shall expire automatically and have no further force or effect, with the exception of an action by Optionee for contribution relating to a claim brought against Optionee by a third party under the Model Toxics Control Act, Chapter 70.105D RCW and Chapter 173 WAC. No claim for breach of any representation or warranty of Optionor under this Agreement shall be actionable or payable if the breach in question results from or is based upon a condition, fact, or other matter known to Optionee prior to closing.

If, before the close of escrow, Optionor discovers any information or facts that would materially change the foregoing representations and warranties, Optionor shall as soon as reasonably possible give notice to Optionee of those facts and information. If any of the foregoing representations and warranties ceases to be true before the close of escrow, Optionor shall have the option to remedy the problem before the close of escrow. If the problem is not remedied before close of escrow, Optionee may elect to terminate this Agreement, in which case neither party shall have any further rights or obligations under this Agreement except those obligations intended to survive the expiration or termination of this Agreement. Optionee’s election in this regard shall not constitute a waiver of Optionee’s rights in regard to any loss or liability suffered as a result of a representation or warranty not being true.

13.	Engineering Studies and Inspection. Optionor acknowledges that Optionee may conduct soil, survey, environmental, hydrology and engineering studies to determine whether the Subject Property is suitable for Optionee’s intended purpose. Accordingly, at any time during the Option Term specified in Section 1 above, Optionee may inspect, or cause to have inspected, the Subject Property. Optionor hereby grants permission to Optionee and/or his representatives and assigns to go upon the Subject Property and collect information pursuant to the foregoing. Optionee shall deliver notice to Optionor at least forty-eight (48) hours in advance of any entry onto the Subject Property, which notice shall specify the dates of entry, the persons entering, and the scope of their investigations, tests, or other work. Optionee shall indemnify, defend and hold Optionor harmless from any claims, demands and causes of action for personal injury, property damage, mechanics liens, violation of laws or breach of contract or lease that arise out of or are related to Optionee’s activities on the Real Property prior to Closing, including without limitation Optionor’s costs, expenses and attorney’s fees, except to the extent such claims, demands or causes of action arise out of Optionor’s negligence, misconduct, breach of lease or contract or violation of law. Without expanding Optionee’s obligations set forth above, it is understood that Optionee shall not liable for or in connection with the discovery and reporting as required by law of any hazardous or environmental condition on the Property. Notwithstanding anything to the contrary herein, this indemnity shall survive termination of this Agreement. Optionee’s entry shall be at reasonable times and in compliance with all laws, leases, and other agreements of Optionor. Unless Optionor has given its prior written consent, (i) no improvements shall be constructed upon the Real Property, no materials, vehicles or equipment shall be placed or stored on the Real Property except for the purposes of testing, and no construction activity shall be conducted upon the Real Property, and (ii) no grading, filling, excavation, or other disturbance of the soils shall be permitted. Optionee’s activities shall not violate any law, regulation, ordinance or permit. Optionee shall provide to Optionor and shall cause its consultants to provide to Optionor within thirty (30) days after receipt by Optionee complete copies of any work product Optionee and its consultants have produced on behalf of Optionee, including without limitation appraisals, environmental reports and studies, and surveys.

14.	Closing Costs. The parties shall equally share the Closing Agent’s escrow fee and the cost of recording of the Deed. Optionor shall pay the real estate excise tax.

15.	Compensating Taxes. Optionor has disclosed to Optionee that portions of the Subject Property are currently classified or designated as current use or forest land for tax purposes under RCW Ch. 84.33 or RCW Ch. 84.34. Conversion of the Subject Property to another use will require the payment of compensating tax. At Closing, Optionee either shall continue the current classification or designation or pay the compensating tax, and in any event Optionee shall bear sole responsibility for, and shall indemnify and hold Optionor harmless against, all such compensating tax. The provisions of this section shall survive Closing. In any suit, action, or appeal therefrom to enforce this section, the prevailing party shall be entitled to its costs incurred therein, including reasonable attorneys’ fees and costs of litigation.

16.	Right to Assign or Direct Deed. At Optionee’s sole discretion, Optionee may assign this Agreement or direct Optionor to convey the Deed, in accordance with the terms and conditions of this Agreement, to any of Optionee’s assignees or designees, provided that such assignee or designee is either a government agency or a nonprofit corporation whose primary business is the preservation of real property.

17.	Right to Record Memorandum of Option. Optionee upon its sole signature may record a memorandum of this Agreement with the Kitsap County Auditor. Optionor may record a memorandum or notice of termination of this Agreement signed by Optionee at any time after the expiration or termination of this Agreement.

18.	Remedies Upon Default. In the event that Optionor shall default in the performance of its obligations under this Agreement, Optionee’s sole remedy shall be an action for money damages to the extent of appraisal and other actual third party consultant costs and fees paid by Optionee in connection with the review of the Subject Property incurred between the making of this Agreement and the default by Optionor, in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00).

19.	Optionor’s Conditions Precedent. Optionor’s obligations under this Agreement are expressly conditioned upon and subject to Optionor’s satisfaction or written waiver of the following conditions precedent: (a) The approval of this Agreement and the transactions described herein by the Board of Directors of Pope Resources within thirty (30) days after the date of mutual acceptance of this Agreement, in its sole discretion, (b) The approval of the Phase 1 Appraisal, Phase 2 Appraisal, and Phase 3 Appraisal by Optionor within thirty (30) days after Optionor’s receipt of either such appraisal, in Optionor’s sole discretion, and (c) The partial release of any mortgage, deed of trust, or other financial encumbrance relating to the Subject Property on or before the date of closing. If Optionor fails to deliver written notice to Optionee of the satisfaction or waiver of the foregoing conditions precedent within the applicable time periods, then such conditions precedent shall be deemed not satisfied or waived, in which event this Agreement shall terminate and neither party shall have any further rights or obligations hereunder except those indemnity and other obligations intended to survive the expiration or termination of this Agreement.

20.	Property Condition. Optionee agrees that it has the opportunity to inspect and become thoroughly familiar with the Property and to investigate each and every aspect of the Property, either independently or through agents of Optionee’s choosing, including, without limitation: (i) all matters relating to the title to the Property, (ii) all governmental and other legal requirements, such as taxes, assessments, zoning, and permit requirements; (ii) the physical condition of the Property, including, without limitation, the infrastructure available or unavailable to the Property (as the case may be), access to the Property, all other physical and functional aspects of the Property, including any grading issues, whether or not the import or export of soil will be necessary for Optionee’s use of the Property, and the presence or absence of hazardous or toxic materials, substances or wastes of any kind, and (iii) all other matters of any significance affecting the Property whether physical in nature or intangible in nature. Optionee acknowledges that Optionor has provided Optionee the opportunity to review documents in Optionor’s possession relating to the condition of the Property except property valuation information. Optionee is acquiring the Property in its “AS IS” condition. Except as expressly set forth otherwise in Section 12 above, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE PROPERTY INCLUDING, WITHOUT LIMITATION: ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ACCESS, SOILS, TIMBER, GEOLOGY AND ANY GROUND WATER; (B) THE EXISTENCE, QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY; (C) THE PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, OR FITNESS, SUITABILITY, VALUE OR ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE; (D) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE

RESTRICTIONS ON USE OF THE PROPERTY; (E) THE COMPLIANCE OF THE PROPERTY OR THE PROPERTY’S OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY, OR ANY COVENANTS, CONDITIONS OR RESTRICTIONS APPLICABLE TO THE PROPERTY; (F) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY; (G) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON OR BENEFITING THE PROPERTY; (H) THE CONDITION OF TITLE TO THE PROPERTY; (I) THE ECONOMICS OF THE PRESENT OR FUTURE OPERATION OF THE PROPERTY; OR (J) THE ACREAGE OF THE PROPERTY. OPTIONEE ASSUMES THE RESPONSIBILITY AND RISKS OF ALL DEFECTS TO AND CONDITIONS IN THE PROPERTY, INCLUDING DEFECTS AND CONDITIONS, IF ANY, THAT CANNOT BE OBSERVED BY INSPECTION. OPTIONOR SHALL NOT BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PROPERTY. OPTIONOR SHALL HAVE NO OBLIGATION TO REPAIR OR MAKE ANY IMPROVEMENTS TO THE CONDITION OF THE PROPERTY PRIOR TO CLOSING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, OPTIONOR EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, AS WELL AS ANY WARRANTY WHATSOEVER WITH RESPECT TO THE MARKETABILITY, HARVESTABILITY, AGE, SPECIES MIX, SITE CLASSIFICATION, OR BOUNDARIES OF ANY TIMBER ON THE PROPERTY, OR THE QUANTITIES, GRADES, OR QUALITY OF ANY TIMBER ON THE PROPERTY, OR THE AVAILABILITY OR ADEQUACY OF ACCESS TO THE PROPERTY. Optionee further acknowledges that any information whatsoever, whether written or oral, or in the form of maps, surveys, data, inventory information, plats, soil reports, engineering studies, environmental studies, inspection reports, plans, specifications, or any other form, pertaining to the Property and the timber thereon, including the condition, suitability, integrity, marketability, compliance with law, or other attributes or aspects of the Property and the timber thereon, is furnished to Optionee solely as a courtesy, and neither Optionor nor its representatives have verified, nor do they warrant, the accuracy of any statements or other information therein contained nor the qualifications of the persons preparing such information. Neither Optionor nor its representatives warrant the accuracy of any information contained therein in any way. Optionee is responsible for determining access to the Property. This includes contacting any responsible government agencies regarding access permits, restrictions or existing hazards. Mineral rights will not be included in the sale unless currently owned by Optionor. Optionee is also responsible for evaluating any and all environmental, land use, regulatory and other constraints relating to the use of the Property.

21.	No Brokers. Optionee and Optionor each agree that if any claims should be made for commissions allegedly arising from the execution of this Agreement or any sale of the Subject Property to Optionee by any broker by reason of any acts of Optionee or Optionor, as the case may be, then the party whose acts provide the basis for the claims shall indemnify, defend, and hold the other harmless from and against any and all loss, liabilities, and expenses in connection therewith. The provisions of this indemnity shall survive the closing and any expiration or termination of this Agreement.

22.	Section 1031 Exchange. Optionee and Optionor will cooperate with each other in connection with the form and structure of this transaction in order to limit tax liabilities and preserve tax benefits to themselves to the extent permitted by law. Either Optionee or Optionor may elect to close this transaction as a part of a tax-deferred exchange under Section 1031 of the Internal Revenue Code, in which case the other party will sign all documents necessary for such exchange and otherwise cooperate therewith, provided only that the other party will not be required to incur any additional expense or liability or acquire title to any property except as provided otherwise in this Agreement. Each party electing to close as part of a tax-deferred exchange will indemnify, defend, and hold the other party harmless from any loss, liability, claim, or expense that is asserted against or incurred by the other party in connection with their cooperation with any tax deferred exchange.

23.	Notices. All notices pertaining to this Agreement shall be in writing and delivered to the parties hereto by facsimile transmission, personally by hand, courier service or Express Mail, or by certified United States mail, postage prepaid, return receipt requested, at the addresses and facsimile numbers set forth above.

24.	Time of the Essence. Time is of the essence of this Agreement.

25.	Binding on Successors. This Agreement shall be binding not only upon the parties, but also upon their respective heirs, personal representatives, assigns, and other successors in interest.

26.	Additional Documents. Optionor and Optionee agree to execute such additional documents, including escrow instructions, as may be reasonable and necessary to carry out the provisions of this Agreement.

27.	Entire Agreement; Modification. This Agreement constitutes the entire agreement between Optionor and Optionee pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings. No supplement, modification, or amendment of this Agreement shall be binding and no waiver of any provision in this Agreement effective, unless executed in writing by all the parties.

28.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

IN WITNESS of the foregoing provisions the parties have signed this Agreement below: OPTIONOR

POPE RESOURCES, a Delaware limited partnership
By POPE MGP, INC., a Delaware corporation
Its Managing General Partner

__________________________Date 8/14/03

By David L. Nunes
Its President and Chief Executive Officer

OLYMPIC PROPERTY GROUP LLC, a Washington limited liability company

___________________________Date 8/14/03

By Jon Rose
Its President

OPTIONEE
KITSAP COUNTY BOARD OF COMMISSIONERS

_________________________________Date________
Jan Angel, Chair

_________________________________Date________
Chris Endresen, Commissioner

_________________________________Date________
Patty Lent, Commissioner

Addendum
To The North Kitsap Heritage Park Option Agreement (KC-407-03)
Assessor’s Property Tax Parcel Numbers
“Parcel A”

332702-4-006-2000 042602-1-001-2002 042602-4-001-2001 032602-2-004-2003 032602-2-005-2002 342702-3-007-2000

“Parcel B”

342702-4-002-2003 342702-4-005-2000 032602-1-006-2003 032602-1-002-2007 032602-1-001-2008